EPL Increases Liquidity Through Sale of Non-Operated Assets for Total Consideration of $62.3 Million

New Orleans, Louisiana, March 6, 2013…EPL Oil & Gas, Inc. (EPL or the Company) (NYSE:EPL) today announced that it has signed a definitive agreement to sell certain non-operated assets for $51.5 million in cash and the buyer’s assumption of liabilities currently recorded on EPL’s balance sheet of $10.8 million resulting in total consideration of $62.3 million.

Highlights

•	Sale of non-operated assets in Bay Marchand (BM) field for total consideration of $62.3 million with EPL retaining its deep rights: $156,000 per flowing barrel, $39/Boe 1P reserves
•	Sale of BM assets has minimal effect on 2013 forecasted record production for EPL. Yearly oil production expected to average between 17,000 to 18,500 Bbls per day
•	2013 EBITDAX still expected to range between $475 million to $525 million (see discussion of EBITDAX in the appendix)
•	Free cash flow potential is expected to be unchanged at $125 million reflected by projected 2013 EBITDAX and is expected to drive down acquisition revolver debt
•	Substantial liquidity, in the form of cash plus undrawn revolver availability, projected post close of approximately $290 million

Sale of Non-Operated BM Asset

EPL today announced it has executed a purchase and sale agreement to sell certain shallow water Gulf of Mexico (GOM) shelf oil and natural gas interests located within the non-operated BM field area to the well-established property operator for $51.5 million in cash and the buyer’s assumption of liabilities currently recorded on EPL’s balance sheet of $10.8 million resulting in total consideration of $62.3 million, subject to customary adjustments to reflect the January 1, 2013 economic effective date. The assets are currently producing approximately 400 Boe per day, about 97% of which are oil. Estimated proved reserves as of the January 1, 2013 economic effective date totaled approximately 1.6 million Boe, 90% of which are oil. The total proved divestiture PV10 value is estimated at $53 million using the estimated proved reserves and strip pricing as of year-end 2012 (see discussion of PV10 in appendix).

This sale of non-operated assets is projected to have minimal effect on 2013 forecasted record production for EPL. Even after giving effect to the sale, the highside of the 2013 annual production range remains unchanged with yearly oil production currently expected to average between 17,000 to 18,500 Bbls per day versus prior guidance of 17,500 to 18,500 Bbls per day.

EPL reported that its lenders have confirmed that, following the sale, EPL’s borrowing base under its senior secured credit facility will be unchanged at $425 million.  EPL projects liquidity, in the form of cash plus undrawn revolver availability, following the expected close by April 1,

2013 of approximately $290 million. 2013 EBITDAX is still expected to range between $475 million to $525 million. Free cash flow potential is expected to be unchanged at $125 million reflected by using the midpoint of the projected 2013 EBITDAX range and is expected to drive down acquisition revolver debt (see discussion of EBITDAX in appendix).

Gary C. Hanna, EPL’s President and CEO, stated, "From time to time, we may decide to divest of certain assets that do not meet our capital expenditure risk, rate of return, operational control or other criteria in an effort to high-grade our overall portfolio of assets. This non-strategic asset sale gives us an immediate increase in liquidity and future investment deployment towards an acquisition or projects with operational control and higher returns. The sale also preserves our deep rights within the BM area. With these proceeds, we will have liquidity of $290 million including a cash balance of approximately $50 million, which we intend to use to reduce revolver debt or fund future growth opportunities in our GOM shelf core area."

The sale is subject to customary closing conditions and adjustments. The economic effective date is January 1, 2013, with closing expected by April 1, 2013.

Description of the Company

Founded in 1998, EPL is an independent oil and natural gas exploration and production company based in New Orleans, Louisiana, and Houston, Texas.  The Company’s operations are concentrated in the U.S. Gulf of Mexico shelf, focusing on the state and federal waters offshore Louisiana.  For more information, please visit www.eplweb.com.

Investors/Media

T.J. Thom, Chief Financial Officer

504-799-1902

tthom@eplweb.com

Forward-Looking Statements

This press release may contain forward-looking information and statements regarding EPL.  Any statements included in this press release that address activities, events or developments that EPL “expects,” “believes,” “plans,” “projects,” “estimates” or “anticipates” will or may occur in the future are forward-looking statements.  We believe these judgments are reasonable, but actual results may differ materially due to a variety of important factors.  Among other items, such factors might include: hurricane and other weather-related interference with business operations; the failure of any closing conditions in the proposed sale of the non-operated BM assets, which could terminate or significantly delay the transaction; the effects of delays in completion of, or shut-ins of, gas gathering systems, pipelines and processing facilities; stock market conditions; the trading price of EPL’s common stock; cash demands caused by planned and unplanned capital expenditures; changes in general economic conditions; uncertainties in reserve and production estimates, particularly with respect to internal estimates that are not prepared by independent reserve engineers; unanticipated recovery or production problems; changes in legislative and regulatory requirements concerning safety and the environment as they relate to operations; oil and natural gas prices and competition; the impact of derivative positions; production expenses and expense estimates; cash flow and cash flow estimates; future financial performance; drilling and operating risks; our ability to replace oil and gas reserves; risks and liabilities associated with properties acquired in acquisitions; integration of acquired assets; volatility in the financial and credit markets or in oil and natural gas prices; and other matters that are discussed in EPL’s filings with the Securities and Exchange Commission. (http://www.sec.gov/)

Appendix

PV-10 Definition and Discussion

PV-10 may be considered a non-GAAP financial measure as defined by the SEC. We believe that the presentation of PV-10 is relevant and useful to our investors as supplemental disclosure to the standardized measure, or after-tax amount, because it presents the discounted future net cash flows attributable to our proved reserves before taking into account future corporate income taxes and our current tax structure. Because the standardized measure is dependent on the unique tax situation of each company, our calculation may not be comparable to those of our competitors. Because of this, PV-10 can be used within the industry and by creditors and securities analysts to evaluate estimated net cash flows from proved reserves on a more comparable basis.

EBITDAX Definition and Discussion

EBITDAX is defined as net income (loss) before income taxes, net interest expense, depreciation, depletion, amortization and accretion, impairments, loss on extinguishment of debt, exploration expenditures and dry hole costs, loss on abandonment activities and cumulative effect of change in accounting principle, and further deducts the unrealized gain or loss on our derivative contracts. We have reported EBITDAX because we believe EBITDAX is a measure commonly reported and widely used in our industry as an indicator of a company’s ability to internally fund exploration and development activities and incur and service debt.  EBITDAX is not a calculation based on generally accepted accounting principles (GAAP) in the United States and should not be considered in isolation from or as a substitute for net income, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity.  Investors should carefully consider the specific items included in our computation of EBITDAX.  Investors should be cautioned that EBITDAX as reported by us may not be comparable in all instances to EBITDAX as reported by other companies.  In addition, EBITDAX does not represent funds available for discretionary use.